Exhibit 10.1

DATED 4 DECEMBER 2021

VARIATION AGREEMENT

between

SIGNA SPORTS UNITED GMBH

and

BRIDGEPOINT ADVISERS LIMITED

and

HUW CRWYS-WILLIAMS

This agreement is dated                      4 December 2021

Parties

(1)

SIGNA SPORTS UNITED GMBH, incorporated in Germany with registered seat in Munich registered under number HRB 241442 (local court of Munich) and whose office address is at Kantstrabe 164, 10623 Berlin, Germany (Buyer);

(2)

BRIDGEPOINT ADVISERS LIMITED, a company incorporated in England and Wales under number 03220373 whose registered office is at 95 Wigmore Street, London, England And Wales, W1U 1FB (acting as manager of the Bridgepoint Beneficial Sellers and in its capacity as “Investor Representative” under the SPA) (Investor Representative); and

(3)	HUW CRWYS-WILLIAMS of 3 Hepburn Place, London W3 9BG (in his capacity as “Manager Representative” under the SPA) (Manager Representative);

BACKGROUND

(A)

The Buyer, the Investor Representative and the Manager Representative are, among others, party to a sale and purchase agreement relating to Mapil Topco Limited dated 11 June 2021 (as varied on 15 October 2021) (the SPA).

(B)

In accordance with clause 15.5 of the SPA, the parties have agreed to amend the SPA on the terms of this agreement (the Variation Agreement) with effect from the date of this Variation Agreement (Variation Date).

(C)

The purpose of this variation is to provide that (i) in certain circumstances certain of the Transaction Bonuses and/or the LTIP Bonuses may be settled in part via the issuance of SPAC Shares rather than solely in cash payments and (ii) the amount of the Total Consideration to be settled in cash as part of the First Consideration Instalment is reduced and the amount of the Total Consideration to be settled via the issuance of SPAC Shares is increased. For the avoidance of doubt, nothing in this Variation Agreement shall operate to reduce the amount of Total Consideration.

Agreed terms

1.	Terms defined in the Agreement

Terms and expressions defined in the SPA shall have the same meanings in this Variation Agreement.

2.	Variation relating to Transaction Bonuses/ LTIP Bonuses

With effect from the Variation Date, the SPA shall be varied by:

2.1

adding the words “in cash and, potentially, partially satisfied by the issuance of SPAC Shares (in each case as set out in the relevant bonus letters)” immediately after the words “means the bonuses to be paid” in the definition of LTIP Bonuses of the SPA.

2.2

adding the words “in cash and, potentially, partially satisfied by the issuance of SPAC Shares (in each case as set out in the relevant bonus letters)” immediately after the words “means the bonuses to be paid” in the definition of Transaction Bonuses of the SPA.

2.3	deleting the entire text of the lead in wording to clause 7.3.1 of the SPA (excluding for the avoidance of doubt limbs (a) – (g) of clause 7.3.1) and replacing it with the following:

in the case of limbs (a), (c), (e), (f) and (g) of the below, the date which is 7 Business Days before the Scheduled Completion Date, and in the case of limbs (b) and (d) of the below, the date which is 1 Business Day after the Investor Representative receives details of the Yucaipa Shareholder Redemptions (as defined in the Business Combination Agreement), the Investor Representative will deliver to the Buyer;

2.4	deleting the entire text of clause 7.3.1 (b) of the SPA and replacing it with the following:

(b) a schedule setting out: (a) the Transaction Bonuses Amount; (b) the identity of the Transaction Bonus recipients; (c) the quantum of the Transaction Bonus to be paid to each such recipient; and (d) the proportions of each such Transaction Bonus to be satisfied in cash and (if any) by the issuance of SPAC Shares and, in respect of each such proportion, an estimated amount of Transaction Bonus Employee Tax Liability and the amount of the Transaction Bonus Employer Tax Liability thereon (the “Transaction Bonus Schedule”);”

2.5	deleting the entire text of clause 7.3.1 (d) of the SPA and replacing it with the following:

(d) a schedule setting out: (a) the LTIP Bonuses Amount; (b) the identity of the LTIP Bonus recipients; (c) the quantum of the LTIP Bonus to be paid to each such recipient; and (d) the proportions of each such LTIP Bonus to be satisfied in cash and (if any) by the issuance of SPAC Shares and, in respect of each such proportion, an estimated amount of the amount of LTIP Bonus Employee Tax Liability and the amount of the LTIP Bonus Employer Tax Liability thereon (the “LTIP Bonus Schedule”);

2.6	deleting the entire text of paragraph 2 of Part 4 of Schedule 5 of the SPA and replacing it with the following:

“In the first payroll run of the Company following Completion the Buyer will procure that the relevant Target Group Company pays the cash proportion of the Transaction Bonuses (less the Transaction Bonus Employee Tax Liability thereon) and the cash proportion of the LTIP Bonuses (less the EBT Bonuses Employee Tax Liability thereon) to the recipients and in such amounts as are set out in the Transaction Bonus Schedule and the LTIP Bonus Schedule (such payments shall be made through the payroll systems ordinarily used by the Target Group for the payment of salary to such individuals). The Buyer shall procure that the relevant Transaction Bonus Employee Tax Liability and the relevant LTIP Bonus Employee Tax Liability is (where applicable) deducted from such payments and that it and the corresponding Transaction Bonus Employer Tax Liability and the corresponding LTIP Bonus Employer Tax Liability payable in respect of the cash proportion of the relevant bonuses are accounted for by the Target Group to the relevant Taxation Authority within the time limits required by law.”

2.7	adding the following new paragraph 3 of Part 4 of Schedule 5 of the SPA:

“In circumstances in which a proportion of the Transaction Bonus and/or the LTIP Bonus payable to a recipient is to be satisfied by issuance of SPAC Shares, the Buyer will procure that (i) the SPAC Shares are issued and allotted to the relevant recipient and (ii) the relevant Transaction Bonus Employer Tax Liability and the relevant LTIP Bonus Employee Tax Liability is (where applicable) deducted and that it and the corresponding Transaction Bonus Employer Tax Liability and the corresponding LTIP Bonus Employer Tax Liability in respect of such proportion of the relevant bonuses are accounted for by the Target Group to the relevant Taxation Authority within the time limits required by law, in each case (i) and (ii) in accordance with the terms of their individual bonus letter”.

3.	Variation relating to form of Total Consideration

With effect from the Variation Date, the SPA shall be varied by:

3.1	deleting the entire text of paragraph 1.1.1 of Part 3 of Schedule 1 of the SPA and replacing it with the following:

1.1.1	“in respect of an amount equal to:

(a)

if the First Instalment Shortfall Amount is equal to zero, or if Signa International Sports Holding GmbH has not complied with its obligations under the Redemption Offset Agreement such that it has not subscribed in cash on or before Completion for a number of SPAC Shares equal to the amount of the Proportionate First Instalment Shortfall Amount divided by US $10, at a price of US $10 per SPAC Share, 60% of the Total Consideration; or

(b)

if the First Instalment Shortfall Amount exceeds zero and Signa International Sports Holding GmbH has complied with its obligations under the Redemption Offset Agreement such that it has subscribed in cash on or before Completion for a number of SPAC Shares equal to the amount of the Proportionate First Instalment Shortfall Amount divided by US $10, at a price of US $10 per SPAC Share, 60% of the Total Consideration minus an amount equal to the Proportionate First Instalment Shortfall Amount, with the amount of such reduction being calculated by first taking the Proportionate First Instalment Shortfall Amount in US dollars and redenominating such amount into sterling (at the SPAC Initial Business Combination FX Rate (Closing)) (such sterling amount being the “First Second Instalment Addition Amount”), less, in either case, in circumstances where Signa International Sports Holding GmbH has subscribed in cash on or before Completion for 2,500,000 more SPAC Shares than it was required to subscribe for on or before Completion pursuant to binding agreements which were in place as at 30 November 2021, at a price of US $10 per SPAC Share, an amount equal to $75,000,000 (with the sterling amount of such reduction being calculated by first taking $75,000,000 and redenominating such amount into sterling (at the SPAC Initial Business Combination FX Rate (Closing)) (in any case, the “First Consideration Instalment”) such amount will be paid by the Buyer to the Sellers in cash in sterling on Completion in accordance with paragraph 1.1 of Part 2 of Schedule 5, to be split amongst the Sellers as set out in paragraph 2.1 of this Part 3 of Schedule 1;

By way of example (for illustrative purposes only), if:

(i)	the Total Consideration is £450,000,000;

(ii)	the Proportionate First Instalment Shortfall Amount is $30,000,000 (and Signa International Sports Holding GmbH has complied with its obligations under the Redemption Offset Agreement);

(iii)	Signa International Sports Holding GmbH has subscribed in cash for an additional $25,000,000 of SPAC Shares at $10 per SPAC Share; and

(iv)	the SPAC Initial Business Combination FX Rate (Closing) is £1:$1.3291049,

the First Consideration Instalment shall be equal to:

(i)	60% of £450,000,000 = £255,000,000; less

(ii)	$30,000,000 converted in to sterling = £22,571,581.82; less

(iii)	$75,000,000 converted in to sterling = £56,428,954.55; equals

(iv)	£175,999,463.62”

3.2	deleting the entire text of paragraph 1.1.2 of Part 3 of Schedule 1 of the SPA and replacing it with the following:

1.1.2

an amount equal to 25% of the Total Consideration plus an amount in sterling equal to the First Second Instalment Addition Amount (if any) plus an amount in sterling equal to the Third Second Instalment Addition Amount (if any) plus, if $75,000,000 has been deducted from the First Consideration Instalment in accordance with paragraph 1.1.1 of this Part 3 of Schedule 1, an amount in US dollars equal to $75,000,000 (the “Second Consideration Instalment”) will be settled by the Buyer on Completion by the issue of SPAC Shares to the Sellers in accordance with paragraph 1.2 of Part 2 of Schedule 5 and in exchange for the Sellers’ rights to receive the Second Consideration Instalment, with the number of SPAC Shares to be issued pursuant to this paragraph being calculated by first taking the sterling amount to be settled pursuant to this paragraph 1.1.2, redenominating such amount into US dollars (at the SPAC Initial Business Combination FX Rate (Closing)), adding any amounts to be settled in US dollars and then dividing that aggregate figure by the price per SPAC Share (in US dollars) determined in accordance with paragraph 1.2 of this Part 3 of Schedule 1, to be split amongst the Sellers as set out in paragraph 2.2. of this part 3 of Schedule 1.

Such SPAC Shares shall be credited as fully paid. SPAC Shares issued to the Sellers pursuant to this paragraph 1.1.2 shall, subject to clause 13.6, be subject to an equivalent lockup period (subject to equivalent carve outs) in respect of its holding of SPAC Shares as is applicable to the SPAC Initial Business Combination Sellers in accordance with the terms of the Business Combination Agreement (provided that if the equivalent lock-up period is more than 9 months, the lock-up period applicable to the SPAC Shares issued to the Sellers shall be 9 months).”

4.	Continuation

Except as set out in clauses 2 and 3 of this Variation Agreement, the SPA shall continue in full force and effect.

5.	Governing law and jurisdiction

5.1

This Variation Agreement and any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with it or its subject matter or formation shall be governed by and interpreted in accordance with the law of England and Wales.

5.2

The parties irrevocably agree that the courts of England and Wales have exclusive jurisdiction to settle any dispute or claim (including non-contractual disputes or claims) that arises out of, or in connection with, this Variation Agreement or its subject matter or formation.

This agreement has been entered into on the date stated at the beginning of it.

Bridgepoint Advisers Limited (acting as manager of the Bridgepoint Beneficial Sellers):

/s/ Michael Davy
Name:	Michael Davy

Date:	3 December, 2021

Position:	Partner

SIGNA Sports United GmbH:

	/s/ Stefanie Kniepen		/s/ Philipp Rossner
Name:	Stefanie Kniepen	Name:	Philipp Rossner

Date:	3 December 2021	Date:	3 December 2021

Position:	Deputy CFO	Position:	CFO

Huw Crwys-Williams:

/s/ Huw Crwys-Williams
Date:	3 December 2021